Exhibit 99.1

                     First Consulting Group (FCG)
Announces Mutual Agreement to End UMass Memorial Outsourcing Agreement

    LONG BEACH, Calif.--(BUSINESS WIRE)--Oct. 3, 2005--First Consulting Group (NASDAQ:FCGI) announced today that it has reached mutual agreement with UMass Memorial Health Care (UMMHC) to terminate its outsourcing agreement effective November 1, 2005. Under the terms of the agreement, FCG will continue to provide applications, help desk and desktop services through November 1, 2005, at which time applications services will be insourced back to UMMHC. Subsequent to November 1, 2005, FCG will continue to provide help desk and desktop services until the completion of the transition of those services, which is expected to occur effective December 31, 2005.
    UMMHC, FCG and its subcontractor Affiliated Computer Services
(ACS) originally entered into a seven-year, $102 million outsourcing agreement in May 2002. Approximately 45% of the total contract revenue was a direct pass through of subcontractor revenue to ACS without gross margin to FCG.
    As part of the transition and termination arrangement, FCG will receive compensation from UMMHC for early termination of the contract and investment by FCG in additional FCG project resources utilized by UMMHC during the second and third quarters of 2005. FCG will continue to receive base fees and any additional transition fees provided for under the contract for the balance of the period that FCG is required to provide services.
    Luther Nussbaum, chairman and chief executive officer of FCG said, "One of the goals of the original outsourcing agreement was to focus on significantly reducing the cost of IT as a part of the UMMHC turnaround plan, which FCG accomplished. UMMHC now desires to bring the operation of the application functions back in-house, making them strategic in their continuing drive to improve the quality of care. FCG, as always, puts the interests of the client first and has cooperated fully in making the transition to satisfy the strategy of the client."
    Wendy Warring, Executive Vice President of UMMHC added, "We appreciate the efforts of FCG, and we expect to leverage the work and processes that FCG put in place for the IT organization on a go-forward basis."
    Due to incremental expenses incurred during the first nine months of 2005 by FCG at the UMMHC account, FCG realized diminished profits in its outsourcing practice, which had a negative impact on FCG's overall outsourcing financial performance. Some of this negative impact is expected to be recovered through the payment of termination-related fees. In addition, with the elimination of a significant amount of revenues that had no margin at this account, FCG expects the termination of this agreement to have a long term positive impact on its gross margin percentage and earnings in outsourcing.

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its outsourcing business. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements by FCG regarding its ability to realize a positive impact to its gross margin percentage and earnings in its outsourcing business. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.
    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the ability of FCG to effectively manage client expectations at its outsourcing accounts; and (d) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


    CONTACT: First Consulting Group
             Luther Nussbaum, 562-624-5200
             Thomas Reep, 562-624-5250